UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 23, 2010

ACCREDITED MEMBERS HOLDING CORPORATION
(Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commision File Number	IRS Employer Identification No

2 N. Cascade Ave, #1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

7660 Goddard Street, Suite 100
 Colorado Springs, CO 80920
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 23, 2010 Accredited Members Holding Corporation (the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with World Wide Premium Packers, Inc. (“WWPP”), and AMHC Acquisition Corp. (“Newco”).  WWPP is an early stage business enterprise that intends to procure, process and market premium meat products.  WWPP has entered into a licensing agreement with Pat Boone that grants WWPP a perpetual exclusive world-wide license to use Mr. Boone’s name and likeness in connection with the marketing and sale of premium meats, cookbooks and related products.  Newco is a wholly owned subsidiary of the Company and was formed solely to effect the transaction contemplated by the Agreement.

The Agreement provides that WWPP will merge with and into Newco with WWPP being the surviving entity in that transaction.  Upon the closing of the transaction WWPP will be a wholly owned subsidiary of the Company.  To effect the transaction the Company will acquire all of the outstanding shares of WWPP by the issuance of approximately 398,477 shares of Company Series A preferred stock.  The rights and preferences of the Series A preferred stock have not yet been finalized; however, it is expected that the Series A preferred stock will be convertible into shares of Company common stock.   The number of common shares which each share of Series A preferred stock may be converted into will increase upon WWPP achieving certain financial milestones.  It is also expected that the Series A preferred stock will vote as a single class with the common stock, and each share of Series A preferred stock will have eight votes per share.

Among the conditions precedent to closing the transaction set forth in the Agreement is that the Company shall have received sufficient funding.  The parties have agreed that if received a portion of that funding will be used by WWPP to acquire a USDA meat packing facility.  The Agreement provides that it may be terminated under various circumstances, including if the merger transaction is not completed by November 30, 2010 so long as the terminating party is not the cause of the transaction not being completed by that date.

Prior to closing the merger transaction the parties agreed that certain significant WWPP shareholders, including the founding members of WWPP, will enter into an agreement imposing certain restrictions on their ability to sell the Company securities they receive as part of the merger transaction.

The Agreement also sets forth a number of additional conditions precedent for the completion of the transaction, and contains other standard provisions for transactions of this nature, including standard representations, warranties and covenants.  There can be no assurance that the Company will be able to meet the conditions precedent to the transaction contemplated by the Agreement.

J.W. Roth, the Company’s Co-Chairman and Chief Executive Officer is also an officer, director and significant shareholder of WWPP.  However, Mr. Roth’s interest in WWPP was disclosed to the Company’s Board of Directors, and after such disclosure the Company’s disinterested directors approved the Agreement as they believe that the proposed merger transaction is in the Company’s, and its shareholders’, best interests.

Item 3.02 Unregistered Sales of Equity Securities

On June 1, 2010, the Company conducted an initial closing of a private placement and issued 470,000 shares of its common stock.  The shares were issued at $1.00 per share for total proceeds of $470,000.  Because each investor represented that they qualified as an accredited investor, the Company relied on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder for this issuance.  The Company did not pay any commissions or finders’ fees with regards to this private placement.  In its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 the Company reported having received $30,000 under this private placement, although at that time the shares of common stock had not been issued.  The $30,000 subscription previously reported is also included in the 470,000 shares of common stock issued on June 1, 2010.

On July 28, 2010, the Company conducted a final closing of a private placement and issued 360,000 shares of its common stock.  The shares were issued at $1.00 per share for total proceeds of $360,000.  Because each investor represented that they qualified as an accredited investor, the Company relied on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder for this issuance.  The Company did not pay any commissions or finders’ fees with regards to this private placement.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29th day of July 2010.

Accredited Members Holding Corporation

By:	/s/ David Lavigne
Chief Financial Officer